Exhibit 99.1

ProShares Announces ETF Share Splits

Share Split of One ETF; Reverse Share Split of Three ETFs

Bethesda, MD, September 27, 2011 — ProShares, a premier provider of alternative exchange traded funds (ETFs), announced today a share split on one of its ETFs and reverse share splits on three of its ETFs. The split and reverse splits will not change the value of a shareholder’s investment.

Split

One fund will split shares 2-for-1.

Ticker	Fund	Split Ratio
AGQ	ProShares UltraSilver*	2:1

The split will apply to shareholders of record as of the close of the markets on October 10, 2011, payable after the close of the markets on October 12, 2011. The fund will trade at its post-split price on October 13, 2011. The ticker symbol and CUSIP number for the fund will not change.

The split will decrease the price per share of the fund with a proportionate increase in the number of shares outstanding. For example, for a 2-for-1 split, every pre-split share held by a shareholder will result in the receipt of two post-split shares, which will be priced at half of the net asset value (“NAV”) of a pre-split share.

Illustration of a Split

The following table shows the effect of a hypothetical 2-for-1 split:

	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$100.00	$10,000.00
Post-Split	200	$50.00	$10,000.00

Reverse Splits

Three funds will reverse split shares 1-for-3.

Ticker	Fund	Split Ratio	Old Cusip	New Cusip
SRS	ProShares UltraShort Real Estate	1:3	74347X583	74348A871
YCS	ProShares UltraShort Yen*	1:3	74347W858	74347W569
SDP	ProShares UltraShort Utilities	1:3	74347R560	74348A863

All reverse splits will apply to shareholders of record as of the close of the markets on October 12, 2011. The funds will trade at their post-split prices on October 13, 2011. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued a new CUSIP number.

The reverse splits will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a 1-for-3 reverse split, every three pre-split shares held by a shareholder will result in the receipt of one post-split share, which will be priced three times higher than the net asset value (“NAV”) of a pre-split share.

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of 3 for a 1-to-3 reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical 1-for-3 reverse split:

	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	300	$30.00	$9,000.00
Post-Split	100	$90.00	$9,000.00

About ProShares

ProShares is a premier provider of alternative ETFs, with 122 funds and more than $26 billion in assets. ProShares offers the largest family of geared (leveraged and inverse) ETFs.¹ ProShares is part of ProFunds Group, which was founded in 1997 and includes nearly $30 billion in mutual fund and ETF assets.²

Media Contact: Tucker Hewes, Hewes Communications, Inc., (212) 207-9451, tucker@hewescomm.com

Financial Professional Contact:

ProShares, (866) 776-5125, ProShares.com

Short or Ultra ProShares ETFs seek returns that are 3x, 2x, -1x, -2x or -3x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

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*	These ETFs are a series of ProShares Trust II. Neither these ETFs nor ProShares Trust II are investment companies regulated under the Investment Company Act of 1940, and neither are afforded its protections.
[1]

Source: Lipper, based on a worldwide analysis of all of the known providers of funds in these categories. The analysis covered ETFs, ETNs and mutual funds by the number of funds and assets as of 6/30/2011.

[2]	Number of funds and assets as of 8/31/2011.

Disclosure:

Investing involves risk, including the possible loss of principal. ProShares are non-diversified and entail certain risks, including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short ProShares should lose money when their benchmarks or indexes rise. See the prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. A separate ProShares Trust II prospectus is available for Commodity and Currency ETFs.

ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free (866) 776.5125, or visit proshares.com. Investing in these ETFs involves a substantial risk of loss.

“Dow Jones Index,” “DJ,” “The Dow 30SM” and “Dow Jones U.S. Real Estate IndexSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”). “Dow Jones Indexes” is the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”). “Dow Jones Indexes” is a service mark of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and has been licensed to CME Indexes and sublicensed to ProShares. ProShares have not been passed on by CME Indexes or Dow Jones as to their legality or suitability. ProShares based on Dow Jones Indexes are not sponsored, endorsed, sold or promoted by CME Indexes or Dow Jones, and they make no representation regarding the advisability of investing in ProShares. THESE ENTITIES AND THEIR AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.